Exhibit 99.1 Contact: Joe Crivelli Senior Vice President Gregory FCA Direct: 610-228-2100 Mobile: 610-299-6700

NUTRISYSTEM REPORTS SECOND QUARTER 2011 RESULTS

     Strong EPS of 38 cents driven by improved marketing efficiency and higher operating margins Board of Directors declares dividend of 17.5 cents per share and authorizes share repurchase of $150 million

Fort Washington, PA—July 28, 2011—Nutrisystem, Inc. (NASDAQ: NTRI), a leading provider of weight management products and services, today reported financial results for the second quarter 2011. The company also announced that the Board of Directors has declared a quarterly dividend of $0.175 per share, payable August 18, 2011, to stockholders of record as of August 8, 2011, and authorized a $150 million share repurchase program through June 30, 2013.

The following are financial highlights for the second quarter ended June 30, 2011:

·	Revenues were $116.1 million, compared to $141.6 million for Q2 2010.

·	Operating income from continuing operations was $17.1 million, compared to operating income from continuing operations of $20.0 million for Q2 2010. Operating margin was 14.7%, a 60 basis point increase from 14.1% in Q2 2010.

·	Net income was $10.8 million, compared to net income of $12.6 million for Q2 2010.

·	Net income per diluted share for the second quarter was 38 cents, compared to net income of 40 cents per diluted share for Q2 2010.

·	Adjusted EBITDA was $22.3 million, compared to $26.2 million for Q2 2010. Adjusted EBITDA increased 70 basis points as a percentage of revenue, to 19.2% from 18.5% in Q2 2010. Adjusted EBITDA is defined as income from continuing operations excluding non-cash employee compensation, other expense, interest, income taxes and depreciation and amortization.

·	Cash and cash equivalents were $65.5 million at June 30, 2011.

Joe Redling, Chairman and Chief Executive Officer, said, “We expected that Q2 would be challenging from a revenue standpoint, with a late Easter that delayed the start of the spring diet season and a tough economic environment that was still causing consumers to watch their discretionary spending. Considering these factors, we are pleased with the strong profitability we generated during the quarter. Our promotional strategy drove high levels of customer response and conversion in May and June. The cost cutting efforts we initiated in Q1 made a significant impact on general and administrative expense, and we carefully managed marketing spend to invest in those outlets that drove the very highest levels of customer activity.”

Mr. Redling continued, “While we are encouraged by the strong second quarter rebound in profitability, we realize that it is imperative for Nutrisystem to get back to growth mode. To that end, we are investing considerable resources in revitalizing our core direct business and creating complimentary platforms that we believe will reach more consumers, extend our powerful Nutrisystem brand, and ultimately create additional stockholder value.”

David Clark, Chief Financial Officer, added, “The optimization of our marketing spend combined with cost cutting initiatives launched earlier this year drove our solid second quarter net income and EPS performance. Operating margins and EBITDA margins both increased compared to a very robust prior year second quarter, and EPS was relatively stable year over year. In addition, strong cash from operations enabled us to pay our quarterly cash dividend while increasing cash balances by nearly $17.5 million since the end of the first quarter. Given our second quarter profitability, solid balance sheet, and healthy cash balances, the Board of Directors has authorized a new $150 million share buyback program.”

Mr. Clark continued, “We are increasing our guidance for the year. We now expect full year earnings per share in the range of $0.65 to $0.70, with third quarter EPS expected to be in the range of $0.20 to $0.25.”

Conference Call and Webcast

Management will host a webcast to discuss second quarter 2011 financial results today at 4:30 PM Eastern time. The webcast will include remarks from Chairman and Chief Executive Officer Joe Redling and Chief Financial Officer David Clark.

A webcast of the conference call will be available live on the Investor Relations section of Nutrisystem's website for 30 days. Interested parties unable to access the conference call via the webcast may dial 1-913-312-1521, and reference conference ID 9176874. A replay of the conference call will be available on the Company’s website following the event.

About Nutrisystem

Nutrisystem, Inc. (NASDAQ: NTRI) is the number one home delivery weight loss company. Nutrisystem is sold direct to the consumer through nutrisystem.com, by phone, and at select retailers, with convenient home delivery. The Company offers proven nutritionally balanced weight loss programs designed for women, men, and seniors, as well as the Nutrisystem® D® program, specifically designed to help people with type 2 diabetes who want to lose weight and manage their diabetes. The Nutrisystem programs are based on nearly 40 years of nutrition research and the science of the low glycemic index, and offer a variety of great tasting, satisfying high-fiber, good carbohydrate meals that are heart healthy. Nutrisystem was named the "Least Expensive Home Delivery Program” by CBS Money Watch in January 2011. The program has no membership fees and provides weight management support and counseling by trained weight loss coaches and online weight management tools free of charge. Nutrisystem proudly supports the American Diabetes Association in its movement to Stop Diabetes™, as well as to help in increasing awareness of the correlation between weight loss and improvements in diabetes control. For more information or to become a customer visit http://www.nutrisystem.com or call 1-800-891-3215. Follow Nutrisystem on Twitter @nutrisystem and on Facebook at www.facebook.com/nutrisystem.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding Nutrisystem's plans and expectations for 2011, continuing to pay regular quarterly dividends and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in Nutrisystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. Nutrisystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

NUTRISYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30, 2011		June 30, 2011

	2011	2010	2011	2010

REVENUE	$116,129	$141,634	$248,801	$300,464

COSTS AND EXPENSES:
Cost of revenue	57,627	61,792	121,454	133,931
Marketing	23,369	37,223	72,554	93,828
General and administrative	14,841	19,662	36,684	38,917
Depreciation and amortization	3,217	2,940	6,225	5,931
Total costs and expenses	99,054	121,617	236,917	272,607
Operating income from continuing operations	17,075	20,017	11,884	27,857
OTHER EXPENSE	0	0	0	(35)
INTEREST (EXPENSE) INCOME, net	(69)	48	(356)	104
Income from continuing operations before income taxes	17,006	20,065	11,528	27,926
INCOME TAXES	6,239	7,385	4,185	10,347
Income from continuing operations	10,767	12,680	7,343	17,579
DISCONTINUED OPERATION:
Loss on discontinued operation, net of income tax benefit	0	(89)	0	(187)
Net income	$10,767	$12,591	$7,343	$17,392

BASIC INCOME PER COMMON SHARE:
Income from continuing operations	$0.39	$0.41	$0.26	$0.56
Loss on discontinued operation	0	(0.01)	0	(0.01)
Net income	$0.39	$0.40	$0.26	$0.55
DILUTED INCOME PER COMMON SHARE:
Income from continuing operations	$0.38	$0.40	$ 0.26	$0.56
Loss on discontinued operation	0	0	0	(0.01)
Net income	$0.38	$0.40	$0.26	$0.55
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	26,973	29,721	26,888	29,714
Diluted	27,296	30,105	27,253	30,070
Dividends declared per common share	$0.18	$0.18	$0.35	$0.35

NUTRISYSTEM, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share amounts)

	June 30,	December 31,
	2011	2010

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$65,549	$ 20,376
Marketable securities	0	20,843
Receivables	9,323	9,256
Inventories, net	29,295	28,747
Prepaid income taxes	1,108	5,513
Deferred income taxes	1,861	1,854
Supplier advances	1,332	15,240
Other current assets	6,591	11,855

Total current assets	115,059	113,684

FIXED ASSETS, net	31,375	34,324
OTHER ASSETS	1,923	1,945
	$148,357	$ 149,953
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 26,098	$ 26,435
Accrued payroll and related benefits	2,684	4,874
Deferred revenue	1,135	4,488
Other accrued expenses and current liabilities	5,772	3,867

Total current liabilities	35,689	39,664
BORROWINGS UNDER CREDIT FACILITY	30,000	30,000
NON-CURRENT LIABILITIES	5,236	5,313

Total liabilities	70,925	74,977

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value (5,000,000 shares authorized, no
shares issued and outstanding)	—	—
Common stock, $.001 par value (100,000,000 shares authorized;
shares issued and outstanding – 27,927,776 at June 30, 2011 and
28,099,812 at December 31, 2010)	27	26
Additional paid-in capital	7,749	3,088
Retained earnings	69,790	71,990
Accumulated other comprehensive loss	(134)	(128)

Total stockholders’ equity	77,432	74,976

	$ 148,357	$ 149,953

NUTRISYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	~~-------------------------------------~~
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 7,343	$ 17,392
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on discontinued operation	0	187
Depreciation and amortization	6,225	5,931
(Gain) loss on disposal of fixed assets	(17)	65
Share–based compensation expense	5,386	5,379
Deferred income tax benefit	(87)	(329)
Loss on sales of marketable securities	26	0
Changes in operating assets and liabilities:
Receivables	(67)	62
Inventories, net	(548)	28,119
Supplier advances, net	13,908	0
Other assets	5,619	4,360
Accounts payable	(366)	7,558
Accrued payroll and related benefits	(2,190)	2,924
Deferred revenue	(3,353)	(2,515)
Income taxes	4,417	1,455
Other accrued expenses and liabilities	1,611	1,207
Net cash provided by operating activities of continuing operations	37,907	71,795
Net cash used in operating activities of discontinued operation	0	(243)
Net cash provided by operating activities	37,907	71,552
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(54)	(313)
Sales of marketable securities	20,897	0
Capital additions	(3,099)	(11,271)
Proceeds from the sale of fixed assets	58	0
Net cash provided by (used in) investing activities of continuing operations	17,802	(11,584)
Net cash used in investing activities of discontinued operation	0	(38)
Net cash provided by (used in) investing activities	17,802	(11,622)
CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of stock options	128	105
Taxes related to equity compensation awards, net	(1,121)	(1,793)
Payment of dividends	(9,543)	(10,855)
Repurchase and retirement of common stock	0	(21,262)
Net cash used in financing activities	(10,536)	(33,805)
Effect of exchange rate changes on cash and cash equivalents	0	10
NET INCREASE IN CASH AND CASH EQUIVALENTS	45,173	26,135
CASH AND CASH EQUIVALENTS, beginning of period	20,376	32,364
CASH AND CASH EQUIVALENTS, end of period	65,549	58,499

LESS CASH AND CASH EQUIVALENTS OF DISCONTINUED
OPERATION, end of period	0	205
CASH AND CASH EQUIVALENTS OF CONTINUING OPERATIONS,
end of period	$65,549	$58,294

NUTRISYSTEM, INC. AND SUBSIDIARIES

ADJUSTED EBITDA RECONCILIATION TO GAAP RESULTS
		(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Adjusted EBITDA	$22,267	$26,152	$ 23,411	$ 39,084
Non-cash employee compensation
expense	(1,975)	(3,195)	(5,302)	(5,296)
Other expense	0	0	0	(35)
Interest (expense) income, net	(69)	48	(356)	104
Income taxes	(6,239)	(7,385)	(4,185)	(10,347)
Depreciation and amortization	(3,217)	(2,940)	(6,225)	(5,931)

Income from continuing operations	$10,767	$12,680	$ 7,343	$ 17,579

Adjusted EBITDA is defined as income from continuing operations excluding non-cash employee compensation, other income (expense), interest, income taxes and depreciation and amortization. We believe Adjusted EBITDA is a useful performance metric for management and investors because it is more indicative of the ongoing operations of the Company. Adjusted EBITDA excludes certain non-cash and non-operating items to facilitate comparisons and provide a meaningful measurement that is focused on the performance of the ongoing operations of the Company.